
SURFACE
TRENCHES
VIEW WEST
No 3 DR SE
No 3 S DR. 75 LEVEL
R/L 3100 W
20 METRES
FEET
12+25 S
12+00 S
12+75 S
12+50 S
12+25 S
12+00 S
11+75 S
11+50 S
11+25 S
10+75 S
10+50 S
GOLD PICK MINES INC.
BANNOCKBURN GOLD PROPERTY
MADOC TOWNSHIP, HASTINGS COUNTY
SOUTHERN ONTARIO MINING DIVISION
LONGITUDINAL SECTION OF NO. 3 DR. SE
IN PLANE OF DISCOVERY VEIN
SHOWING DRILL INTERCEPTS AND ASSAY
AFTER T. F. SCHORN, 1998.
SEPTEMBER, 2002.
FIGURE 6